EX-34.4
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moran

Plante & Moran, PLLC
Suite 2700
225 W. Washington St.
Chicago, IL 60606
Tel: 312.899.4460
Fax: 312.726.3262
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Report of Independent Registered Public Accounting Firm

To the Board of Directors
Mellon Trust New England

We have examined management's assertions, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Mellon Trust New England (the "Company") complied with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the CFR) for the asset-backed securities transactions for which the Company served as servicer and document custodian that are backed by mortgage loans, that were completed on or after January 1, 2006, and that were registered with the SEC pursuant to the Securities Act of 1933 (the "Platform") except for criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(2)(i)-(ii), 1122(d)(2)(vi)-(vii), 1122(d)(3)(i)-(iv),
1122(d)(4)(iv)-(v), 1122(d)(4)(ix)-(xiii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform.

Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination. Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selection of a sample of transactions and compliance activities related to the Platform during the examination period, and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007 for the Platform is fairly stated, in all material respects.


/s/ Plante & Moran, PLLC


Chicago, IL
January 25, 2008